Exhibit 99.1

Worksport Provides Corporate Update, 2021 Retrospective and 2022 Ramp-Up

Mississauga – December 1, 2021 — Worksport Ltd (Nasdaq-CM: WKSP) (the “Company”) is providing a Corporate Update, including a review of 2021 and what Management has planned in 2022.

Company management would like its community of shareholders and supporters to know that 2021 was a year of consolidation, building and strategic planning.

As a cornerstone of Worksport’s agenda, the Company began ramping up production from its Chinese factory immediately following the close of the Regulation-A offering in March. To service Worksport’s new B2B and B2C sales strategies, the Company has been stocking inventory during Q4, 2021, which includes our conventional products that will be sold through our eCommerce platform slated for launch Q1 2022.

During 2021, we developed the first solar tonneau cover along with its counterpart, the Terravis COR, portable rechargeable energy storage unit. With our $30mm capital raise we were able to begin to bring our manufacturing home to Canada. In our new facility, we will be able to streamline our manufacturing process to produce our products faster while maintaining similar profit margins.

To close out 2021 Worksport will be heavily focusing on securing and tooling its new facility. - with the first automated cutting and milling machines having arrived in October. Management expects delivery of the remaining equipment to continue into December and through the end of January. These production capabilities range from cutting and milling, to metal bending, automated sewing, to plastic application and tarp cutting. Management expects most, if not all, of these systems to be installed between the end of January and mid-February 2022. If there are no delays due to unpredictable lead times as a result of the pandemic global recovery, management believes the Canadian factory will begin servicing its B2B and B2C customers by the end of Q2 2022.

In addition, we have been able to increase our research and development operations and attract several professionals with PhDs to join our already talented team of engineers and designers. We believe our team is poised to undertake and complete projects that will be ground-breaking with respect to clean energy solutions. Although shipping and supply challenges have delayed its launch, we are excited to demonstrate the Terravis’ capabilities and will be in a position to do so hopefully in Q1 2022. The Company originally planned a demonstration in Q4 2021, however crucial components are stick in transit.

As of the date of this release, we are waiting for the internal batteries to arrive. There have been some delays in shipping due to batteries of this energy capacity not able to be shipped conventionally. Regardless of shipping delays, management believes that it will be able to debut the Terravis COR and solar cover, demonstrating its capabilities for consumers and investors publicly before the end of 2021.

As Management looks toward the second half of 2022, we have already begun the process of transforming the COR system into its own platform, with a variety of uses, including whole home power backup with an emphasis on portability to work in conjunction with its SOLIS and COR products. To echo Worksport’s Director of Engineering, Dr. Rafael Oliveira, the Company is already looking to continue innovating with more powerful mobile units, maintaining focus on simplicity and usability. And while still early in its development, Terravis Energy’s NPEV system is making incredibly significant progress, with Management expecting to have a working prototype in early 2022. Furthermore, because of the Company’s charismatic business development strategies involving actively seeking out partners and having conversations with potential partners, there have been exploratory talks of building a B2B business with large multinational stores.

Worksport CEO Steven Rossi comments, “Part of our goal is to make power systems easier and simpler to use. We have made incredible strides towards achieving these objectives, going from concept to production in just under 1.5 years, and we look forward to even greater steps. We maintain our strong commitment to decarbonize transportation and shift consumer mindsets toward sustainable energy technologies, and we look forward to sharing these developments with the investment community as they come to fruition.”

About Worksport Ltd.

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the IP on a variety of tonneau covers, solar integrations, and NP (Non-Parasitic), Hydrogen-based true green energy solutions for the sustainable, clean energy, and automotive industries. Worksport Ltd. seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and NP (Non-Parasitic), Hydrogen-based technology. For more information, please visit www.worksport.com, www.investworksport.com and www.goterravis.com.

Connect with Worksport:

Please follow the company’s social media accounts on Twitter, Facebook, Linkedin, and Instagram, as well as sign up for the company’s newsletters at www.worksport.com or www.investworksport.com. Worksport Ltd. strives to provide frequent updates of its operations to its community of investors, clients, and customers to maintain the highest level of visibility.

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For additional information, please contact:

Steven Obadiah

Business Development Manager

Worksport Ltd.

T: 1-(888) 506-2013

E: investors@worksport.com

W: www.investworksport.com

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the view of management of the Company concerning its business strategy, an up listing to a national exchange, future operating results and liquidity and capital resources outlook. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.